February 10, 2014

Nuveen Pennsylvania Investment Quality Municipal Fund

333 West Wacker Drive

Suite 3300

Chicago, IL 60606

Re:     Nuveen Pennsylvania Investment Quality Municipal Fund

Ladies and Gentlemen:

We have acted as special tax counsel to Nuveen Pennsylvania Investment Quality Municipal Fund, a Massachusetts business trust (the “Fund”), with respect to its issuance of Variable Rate Demand Preferred Shares (the “VRDP Shares”), in connection with the reorganizations (the “Reorganizations”) in which the Fund will be the acquiring fund, and Nuveen Pennsylvania Premium Income Municipal Fund 2, Nuveen Pennsylvania Dividend Advantage Municipal Fund and Nuveen Pennsylvania Dividend Advantage Municipal Fund 2 will be the acquired funds.

In connection with rendering this opinion, we have assumed to be true and are relying upon (without any independent investigation or review thereof):

1.        The representations made in an officer’s certificate detailing the Fund’s operations to date and the Fund’s anticipated future operations;

2.        The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such documents, the conformity of final documents to all documents submitted to us as drafts, and the authenticity of such final documents;

3.        The genuineness of all signatures and the authority and capacity of the individual or individuals who executed any such document on behalf of any person;

4.        The accuracy of all factual representations, warranties and other statements made by all parties or as set forth in such documents;

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Nuveen Pennsylvania Investment Quality Municipal Fund

February 10, 2014

5.        The performance and satisfaction of all obligations imposed by any such documents by the parties thereto in accordance with their terms; and

6.        The completeness and accuracy of all records made available to us.

We have further assumed the accuracy of the statements and descriptions of the Reorganizations and the Fund’s intended activities as described in the Joint Proxy Statement/Prospectus dated September 6, 2013. We have also assumed, without investigation, that all documents, certificates, representations, warranties and covenants upon which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

Based upon the foregoing, and subject to the qualifications, exceptions, assumptions and limitations expressed herein, we are of the opinion that the VRDP Shares issued by the Fund in connection with the Reorganizations will qualify as stock of the Fund for federal income tax purposes.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

1.        Our opinion is based upon our interpretation of the current provisions of the Internal Revenue Code of 1986 (the “Code”) and current judicial decisions, administrative regulations and published notices, rulings and procedures. Our opinion represents only our best judgment and is not binding on the Internal Revenue Service (“IRS”) or the courts and there is no assurance that the IRS will not successfully challenge the conclusions set forth herein. The IRS has not yet issued regulations or administrative interpretations with respect to various provisions of the Code relating to the definition of stock. Consequently, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

2.        Our opinion is limited to the federal income tax matters addressed herein, and no other opinion is rendered with respect to any other matter not specifically set forth in the foregoing opinion, including without limitation with respect to any other federal, state, local or foreign tax consequences.

3.        In the event any one of the statements, representations, warranties, covenants or assumptions we have relied upon to issue these opinions is incorrect in a material respect, our opinions might be adversely affected and if so may not be relied on.

Very truly yours,

February 10, 2014

Vedder Price P.C.

222 North LaSalle Street

Chicago, Illinois 60601

Re:    Nuveen Pennsylvania Investment Quality Municipal Fund

Ladies and Gentlemen:

We have acted as special tax counsel to Nuveen Pennsylvania Investment Quality Municipal Fund, a Massachusetts business trust (the “Fund”), with respect to its issuance of Variable Rate Demand Preferred Shares (“VRDP”), in connection with the reorganizations (the “Reorganizations”) in which the Fund will be the acquiring fund, and Nuveen Pennsylvania Premium Income Municipal Fund 2, Nuveen Pennsylvania Dividend Advantage Municipal Fund and Nuveen Pennsylvania Dividend Advantage Municipal Fund 2 will be acquired funds. In that capacity, we have rendered our opinion dated February 10, 2014 that the VRDP issued by the Fund in connection with the Reorganizations will qualify as stock for federal income tax purposes.

This letter authorizes you to rely on that opinion as if it were addressed to you for the purpose of rendering your opinion in connection with the federal income tax treatment of the Reorganizations.

Very truly yours,

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.